Exhibit 10.4
FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
          FIFTH AMENDMENT dated as of December 18, 2008 (this “Amendment”) to EMPLOYMENT AGREEMENT dated as of February 27, 2003, as amended (the “Agreement”) by and between TRW Limited (the “Company”) and Peter J. Lake (“Executive”).
          WHEREAS, in order to comply with Section 409A of the Internal Revenue Code of 1986 and the Treasury Regulations and related guidance promulgated thereunder, Executive and Company desire to amend the Agreement as set forth below.
          In consideration of the premises and mutual covenants herein, the parties agree as follows:
          1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.
          2. Amendment to Section 4 of the Agreement. The last sentence of Section 4 of the Agreement is amended in its entirety, effective January 1, 2009, to read as follows:
“Any Annual Bonus declared by the Compensation Committee of the Board of Directors of TRW Automotive Holdings Corp. shall be paid by the Company to Executive in the calendar year following the year to which it relates, as soon as administratively practicable following the determination of the Annual Bonus, but in no event later than March 15th of the calendar year following the year to which the Annual Bonus relates.”
          3. Amendment to Sections 5 and 6 of the Agreement. Sections 5 and 6 of the Agreement are each amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“To the extent any reimbursement or in-kind benefit provided herein is includable in Executive’s income, any such reimbursements or benefits shall be paid promptly to Executive in accordance with past practice (if any), but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.”
          4. Amendment to Section 7.c.(ii) of the Agreement. Section 7.c.(ii) of the Agreement shall be amended in its entirety, effective January 1, 2009, to read as follows:
          “For purposes of this Agreement, “Good Reason” shall mean
(A) the failure of the Company to pay or cause to be paid or provide Executive’s Base Salary, Annual Bonus or Employee Benefits when due hereunder,
(B) any requirement that Executive’s principal office shall be located other than within the Michigan counties of Wayne, Oakland, Macomb and Washtenaw,
(C) any adverse change in Executive’s reporting relationship, or

(D) any material diminution for a period of at least 30 days in Executive’s authority or responsibilities from those described in Section 2 hereof;
provided, that the events described in clauses (A), (B), (C), or (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within
(1) thirty days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clauses (B), (C) or (D) or
(2) ten days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clause (A) or such greater period of time, but not more than thirty days, as shall be required by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations and related guidance promulgated thereunder (collectively referred to herein as “Section 409A”).”
          5. Amendment to Section 7.c.(iv) of the Agreement. Section 7.c.(iv) of the Agreement shall be amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“Notwithstanding anything to the contrary herein, in the event the Change in Control occurs within the first six (6) months following Executive’s separation from service, payment of the amounts described in (x) and (y), to the extent they constitute Excess Amounts (as defined in Section 7.h.(ii)(B)), shall not be paid until the six-month anniversary of the date of Executive’s separation from service, in accordance with the requirements of Section 7.h.”
          6. Amendment to Section 7.d.(ii) of the Agreement. The first sentence of Section 7.d.(ii) of the Agreement shall be amended, effective January 1, 2009, by eliminating subsection (C) and adding the following subsections (C) and (D) to the end thereof:
“(C) any “person” or “group” (as defined above) other than AI or its Affiliates (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of such person or group) ownership of stock of Holdings or TRW Automotive possessing 30 percent or more of the total voting power of the stock of Holdings or TRW Automotive, as applicable, or
(D) a majority of the members of the Board of Directors of Holdings (the “Holdings Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holdings Board, as it was constituted at the beginning of such 12-month period.”
          7. Amendment to Section 7.d.(iii)(B) of the Agreement. Section 7.d.(iii)(B) of the Agreement shall be amended, effective January 1, 2009, by replacing the phrase “as soon as practicable, but in no event later than ten (10) business days, following such termination of employment” with the phrase “as soon as practicable, but in no event later than ten (10) business days, following such termination of employment, except as otherwise provided under Section 7.h. for any Excess Amount (as defined in Section 7.h.(ii)(B)).”
          8. Amendment to Section 7.e.(iii)(B) of the Agreement. Section 7.e.(iii)(B) of the Agreement shall be amended, effective January 1, 2009, in its entirety to read as follows:

     “(B) subject to Executive’s continued compliance with the provisions of Section 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), (x) continued payment of Executive’s Base Salary and (y) a monthly payment equal to Executive’s Average Annual Bonus (as defined in Section 7.c.(iii)) divided by twelve (12), for a period of twelve (12) months following the date of such termination; provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;”
          9. Addition of Section 7.h. to the Agreement. Section 7 of the Agreement shall be amended by adding, effective January 1, 2009, the following new subsection h.:
“h. In order to comply with Section 409A, the following provisions shall apply:
(i) For purposes of Section 7 of this Agreement, a termination of employment means a “separation from service” as defined by Section 409A.
(ii) All payments due under Sections 7.c. through e. (other than the Permitted Items, as defined in Section 7.h.(ii)(C)) following an involuntary separation from service, as defined by Section 409A, including any resignation by Executive for Good Reason, whether in connection with any Change in Control or otherwise, shall be made subject to the following:
     (A) During the first six (6) months following Executive’s involuntary separation from service, in no event shall the amount payable hereunder exceed two times the lesser of (1) Executive’s annualized compensation based on his annual rate of pay for the calendar year preceding the calendar year in which the separation from service occurs and (2) the limitation in effect under Code Section 401(a)(17) for the year in which Executive’s separation from service occurs ($230,000 for 2008).
     (B) To the extent the amount otherwise payable hereunder during the first six (6) months following Executive’s involuntary separation from service would, but for subsection (A) above, exceed two times the lesser of (1) Executive’s annualized compensation based on his annual rate of pay for the calendar year preceding the calendar year in which the separation from service occurs and (2) the limitation in effect under Code Section 401(a)(17) for the year in which Executive’s separation from service occurs (referred to herein as the “Excess Amount”), the Excess Amount shall be accumulated and paid to Executive in a lump sum on the six-month anniversary of the date of Executive’s separation from service (or the first business day thereafter, if such anniversary date is not a business day). Any remaining installments or lump sum payments payable hereunder shall continue or otherwise be made in accordance with the applicable provisions of this Agreement.

     (C) All amounts to be provided to Executive under Sections 7.c. through e. shall be taken into account in determining the Excess Amount, and therefore subject to the six (6) month delay in payment described above, other than the following (collectively, the “Permitted Items”):
(1) The Accrued Rights.
(2) Any Pro Rata Bonus.
     (3) Any benefits continued hereunder for medical, dental, life insurance and disability benefits following Executive’s separation from service that are excludable from income.
     (4) Expenses or benefits that are includable in income to the extent such amounts do not exceed the limit in effect under Code Section 402(g) ($15,500 for 2008) for the year in which Executive’s separation from service occurs.
Accordingly, the Permitted Items may be paid or provided to Executive during the first six months following separation from service in accordance with the applicable provisions of this Agreement.
(iii) To the extent any reimbursement for an expense or in-kind benefit incurred prior to separation from service is includable in Executive’s income, such reimbursements shall be paid promptly to Executive in accordance with past practice, but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.”
          10. Addition of Section 7.i. to the Agreement. Section 7 of the Agreement shall be amended by adding, effective January 1, 2009, the following new subsection i. to the end thereof:
“i. Amounts otherwise payable under Sections 7.c.(iv) or 7.d.(iii) that are delayed for a period of six (6) months following Executive’s separation from service in accordance with Section 7.h. and the entire amount payable under Section 7.e.(iii), shall be contributed by the Company to a grantor trust established by the Company with an independent trustee immediately following the occurrence of all events giving rise to Executive’s entitlement to such amounts. The costs and fees associated with establishing and maintaining such grantor trust shall be borne by the Company. The amounts held in trust shall be invested in a stable value fund or other similar investment vehicle, which seeks to preserve principal while earning interest income. The investment vehicle shall be selected by an independent investment manager appointed by the Company. The interest income realized shall be included in and paid to Executive as and when Executive’s severance payments under this Section 7 are made.”

          11. Amendment to Section 11.j. of the Agreement. Section 11.j. of the Agreement is amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“To the extent any reimbursement provided herein is includable in Executive’s income, any such reimbursement shall be paid promptly to Executive, but in no event later than December 31st of the year following the year in which Executive’s right to such reimbursement is established hereunder, and the amount of any reimbursement provided in one year shall not affect the amount of any such reimbursement provided in a subsequent year.”
          12. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof, except that provisions which expressly set forth a later effective date shall become effective on such later date.
          13. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
          14. Counterparts. This Amendment may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

TRW Limited

By: Name:	/s/ David L. Bialosky David L. Bialosky	/s/ Peter J. Lake Peter J. Lake
Title:	Attorney-in-Fact